Exhibit 99.1

RPM Reports Record Fiscal 2014 Second-Quarter Results

•	Second-quarter net income improves 53%; net sales increase 5%

•	Net income up 21% for the second quarter vs. prior-year adjusted results

•	EPS guidance increased to $2.05—$2.10 for fiscal 2014

MEDINA, OH – January 8, 2014 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal 2014 second quarter ended November 30, 2013, driven by volume increases in both its industrial and consumer segments and improved operating margins at most of its business units. Based on these results and expectations for the second half, the company increased its full-year earnings guidance for fiscal 2014.

Second-Quarter Results

Net sales increased 5.3% to $1.07 billion from $1.02 billion a year ago. Consolidated EBIT increased 30.0%, to $116.4 million from $89.5 million in the fiscal 2013 second quarter. Fiscal 2014 second-quarter net income was up 52.5% to $63.6 million from $41.7 million in the fiscal 2013 second quarter. Earnings per diluted share increased 54.8% to $0.48 from $0.31 a year ago.

In the fiscal 2013 second quarter, RPM incurred a one-time, non-cash charge of $10.8 million, or $0.09 per diluted share, for the write-down of RPM’s remaining equity investment in Kemrock Industries and Exports Ltd. in India. Excluding the Kemrock charge, fiscal 2014 second-quarter consolidated EBIT improved 16.1% from an adjusted $100.4 million a year ago. Second-quarter net income grew 21.1% from an adjusted $52.5 million in the fiscal 2013 second quarter, while earnings per diluted share improved 20.0% from an adjusted $0.40 a year ago.

“Second-quarter operating performance was strong, with a vast majority of our operating units posting solid increases in sales and EBIT,” stated Frank C. Sullivan, chairman and chief executive officer. “Sales increases in both of our business segments were primarily driven by improved unit volume, with relatively minimal acquisition growth or pricing,” he stated.

Second-Quarter Segment Sales and Earnings

During the fiscal 2014 second quarter, industrial segment sales grew 2.6% to $708.7 million from $691.1 million in the fiscal 2013 second quarter. Organic sales improved 2.2%, including 0.9% in foreign exchange translation losses, while acquisition growth added 0.4%. Industrial segment EBIT increased 7.4% to $83.9 million from $78.1 million in the same period a year ago.

“Most of our industrial product lines are leveraging relatively modest sales increases into more significant gains in EBIT as a result of prior-year cost reductions in the face of a moderate economic recovery. While we experienced slight declines in North American roofing, we continue to be encouraged by the improvement in most of our European industrial operating companies, as well as the continued gradual recovery in our businesses serving commercial construction markets,” Sullivan stated.

RPM Reports Record Fiscal 2014 Second-Quarter Results

January 8, 2014

RPM’s fiscal 2014 second-quarter consumer segment sales increased 11.2% to $362.8 million from $326.4 million a year ago. Organic sales improved 9.5%, including foreign exchange losses of 0.6%, while acquisition growth added 1.7%. Consumer segment EBIT improved 34.0%, to $51.7 million from $38.6 million a year ago.

“Our consumer product lines continue to enjoy high levels of organic sales volume growth as a result of continued momentum in the U. S. housing market, combined with successful, high-growth consumer segment acquisitions made in the prior fiscal year and strong consumer take-away for higher-end new products,” stated Sullivan.

Cash Flow and Financial Position

For the first half of fiscal 2014, cash from operations was $21.8 million compared to $127.6 million a year ago. The decrease was primarily attributable to a $61.9 million settlement payment by the company’s roofing division to the U.S. General Services Administration during the fiscal 2014 first quarter, which was accrued in fiscal 2013, and increased working capital needs during the first half associated with higher sales volumes. Capital expenditures of $34.6 million compare to depreciation of $29.1 million during the first half of this fiscal year. Total debt at November 30, 2013 was $1.37 billion, compared to $1.42 billion at November 30, 2012 and $1.37 billion at May 31, 2013. RPM’s net (of cash) debt-to-total capitalization ratio was 46.4%, compared to 46.2% at May 31, 2013. At November 30, 2013, liquidity stood at $970 million, including cash of $224 million and $746 million in long-term committed available credit.

On December 9, 2013, RPM completed the issuance of $205 million of 2.25% convertible senior notes due 2020. Substantially all of the net proceeds from the sale were used to repay $200 million in principal amount of unsecured senior notes due December 15, 2013, which carried an interest rate of 6.25%. Following the sale of these notes, virtually all of RPM’s total debt is at fixed rates, which average approximately 5.0%.

“RPM’s solid cash and liquidity position continues to provide great flexibility in pursuing strategic acquisitions, while supporting our growing cash dividend and increased capital investments for organic growth,” Sullivan stated.

First-Half Sales and Earnings

Fiscal 2014 first-half net sales improved 8.3% to $2.24 billion from $2.06 billion during the first six months of fiscal 2013. Consolidated EBIT increased 62.0% to $280.4 million from $173.1 million during the first six months of fiscal 2013. Net income was up 120.5% to $166.7 million from $75.6 million in the fiscal 2013 first half. Diluted earnings per share increased 119.3% to $1.25 from $0.57 a year ago.

RPM Reports Record Fiscal 2014 Second-Quarter Results

January 8, 2014

The fiscal 2013 first half included Kemrock-related adjustments of $56.1 million, along with a one-time charge of $11.0 million associated with a strategic decision to exit certain unprofitable roofing contracts outside North America. Excluding these adjustments, sales for the fiscal 2014 first half increased 8.2% from $2.07 billion and first-half EBIT was up 16.8% from an adjusted $240.2 million a year ago. First-half net income grew 21.4% from an adjusted $137.3 million in the fiscal 2013 first half. Fiscal 2014 first-half earnings per diluted share were up 20.2% from an adjusted $1.04 a year ago.

First-Half Segment Sales and Earnings

RPM’s industrial segment fiscal 2014 first-half sales improved 3.3%, to $1.44 billion from $1.39 billion in the fiscal 2013 first half. Organic sales increased 2.7%, including net foreign exchange translation losses of 0.6%, while acquisition growth added 0.6%. Industrial segment EBIT increased 18.7% to $184.0 million from $155.0 million a year ago.

Compared to adjusted results in the fiscal 2013 first half, industrial segment first-half net sales improved 3.1%, from $1.40 billion a year ago. Industrial segment EBIT grew 4.7% from an adjusted $175.8 million in the 2013 first half.

First-half sales for the consumer segment increased 18.9% to $796.2 million from $669.7 million a year ago. Organic sales increased 9.1%, including net foreign exchange losses of 0.5%, and acquisition growth added 9.8%. Consumer segment EBIT increased 38.0% to $134.4 million from $97.4 million in the first half of fiscal 2013.

Business Outlook

“Due to the continued improvement in the U.S. residential housing market, combined with the impact of prior-year acquisitions and the continued success of new product introductions, we now anticipate our full-year consumer segment sales growth to be 8% to 10%. This is an increase over last quarter’s consumer segment guidance of 6% to 8%. We continue to expect 4% to 6% sales growth in our industrial segment and 5% to 7% consolidated net sales growth for the full year,” Sullivan stated. “As a result, we are increasing our full-year EPS guidance to a range of $2.05 to $2.10, or 13% to 15% year-over-year growth, versus the range of $2.00 to $2.07 announced last quarter. This new guidance includes the impact of the convertible bond issued on December 9, 2013, which we expect to be slightly dilutive to our original earnings guidance for the year,” he stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 866-953-6859 or 617-399-3483 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Record Fiscal 2014 Second-Quarter Results

January 8, 2014

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EST today until 11:59 p.m. EST on January 15, 2014. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 21243757. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@RPMinc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2013, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Six Months Ended
	November 30,		November 30,		Three Months Ended	Six Months Ended
	2013	2012	2013	2012	November 30, 2012
Net Sales	$1,071,487	$1,017,426	$2,236,161	$2,064,140	$1,017,426	$2,067,018
Cost of sales	613,542	592,425	1,279,144	1,205,259	592,425	1,202,718

Gross profit	457,945	425,001	957,017	858,881	425,001	864,300
Selling, general & administrative expenses	343,048	325,761	678,507	636,701	325,761	626,113
Interest expense	20,809	19,868	41,534	38,298	19,868	38,298
Investment (income), net	(2,005)	(1,364)	(5,899)	(8,338)	(1,364)	(8,338)
Other (income) expense, net	(1,491)	9,694	(1,925)	49,116	(1,125)	(1,976)

Income before income taxes	97,584	71,042	244,800	143,104	81,861	210,203
Provision for income taxes	29,170	24,955	69,497	59,150	24,955	62,918

Net income	68,414	46,087	175,303	83,954	56,906	147,285
Less: Net income attributable to noncontrolling interests	4,852	4,419	8,643	8,373	4,419	9,979

Net income attributable to RPM International Inc. Stockholders	$63,562	$41,668	$166,660	$75,581	$52,487	$137,306

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.48	$0.32	$1.26	$0.57	$0.40	$1.04

Diluted	$0.48	$0.31	$1.25	$0.57	$0.40	$1.04

Average shares of common stock outstanding—basic	129,426	128,885	129,385	128,844	128,885	128,844

Average shares of common stock outstanding—diluted	130,418	129,700	130,359	129,635	129,700	129,635

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Six Months Ended
	November 30,		November 30,		Three Months Ended	Six Months Ended
	2013	2012	2013	2012	November 30, 2012
Net Sales:
Industrial Segment	$708,713	$691,076	$1,439,939	$1,394,411	$691,076	$1,397,289
Consumer Segment	362,774	326,350	796,222	669,729	326,350	669,729

Total	$1,071,487	$1,017,426	$2,236,161	$2,064,140	$1,017,426	$2,067,018

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$81,394	$75,495	$178,975	$149,799	$75,495	$170,541
Interest (Expense), Net (c)	(2,528)	(2,626)	(5,062)	(5,234)	(2,626)	(5,234)

EBIT (d)	$83,922	$78,121	$184,037	$155,033	$78,121	$175,775

Consumer Segment
Income Before Income Taxes (b)	$51,720	$38,561	$134,437	$97,349	$38,561	$97,349
Interest (Expense), Net (c)	26	(19)	65	(19)	(19)	(19)

EBIT (d)	$51,694	$38,580	$134,372	$97,368	$38,580	$97,368

Corporate/Other
(Expense) Before Income Taxes (b)	$(35,530)	$(43,014)	$(68,612)	$(104,044)	$(32,195)	$(57,687)
Interest (Expense), Net (c)	(16,302)	(15,859)	(30,638)	(24,707)	(15,859)	(24,707)

EBIT (d)	$(19,228)	$(27,155)	$(37,974)	$(79,337)	$(16,336)	$(32,980)

Consolidated
Income Before Income Taxes (b)	$97,584	$71,042	$244,800	$143,104	$81,861	$210,203
Interest (Expense), Net (c)	(18,804)	(18,504)	(35,635)	(29,960)	(18,504)	(29,960)

EBIT (d)	$116,388	$89,546	$280,435	$173,064	$100,365	$240,163

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended November 30, 2012
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$1,017,426	$—		$1,017,426
Cost of sales	592,425	—		592,425

Gross profit	425,001	—		425,001
Selling, general & administrative expenses	325,761	—		325,761
Interest expense	19,868	—		19,868
Investment expense (income), net	(1,364)	—		(1,364)
Other expense (income), net	9,694	(10,819	)(1)	(1,125)

Income before income taxes	71,042	10,819		81,861
Provision for income taxes	24,955	—		24,955

Net income	46,087	10,819		56,906
Less: Net income attributable to noncontrolling interests	4,419	—		4,419

Net income attributable to RPM International Inc. Stockholders	$41,668	$10,819		$52,487

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.32	$0.08		$0.40

Diluted	$0.31	$0.09		$0.40

(1)	Adjustment removes the impact of the write-down at Corporate of RPM’s remaining equity investment in Kemrock of $10,819 to zero in the second quarter of fiscal 2013.

	Six Months Ended November 30, 2012
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$2,064,140	$2,878		$2,067,018
Cost of sales	1,205,259	(2,541)		1,202,718

Gross profit	858,881	5,419	(2)	864,300
Selling, general & administrative expenses	636,701	(10,588	)(3)	626,113
Interest expense	38,298	—		38,298
Investment (income), net	(8,338)	—		(8,338)
Other expense (income), net	49,116	(51,092	)(4)	(1,976)

Income before income taxes	143,104	67,099		210,203
Provision for income taxes	59,150	3,768		62,918

Net income	83,954	63,331		147,285
Less: Net income attributable to noncontrolling interests	8,373	1,606		9,979

Net income attributable to RPM International Inc. Stockholders	$75,581	$61,725		$137,306

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.57	$0.47		$1.04

Diluted	$0.57	$0.47		$1.04

(2)	Represents an adjustment for revised cost estimates in the Roofing Division in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013 (industrial segment).
(3)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of bad debt charges relating to a Kemrock receivable during the first quarter of fiscal 2013 (industrial segment).
(4)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	November 30, 2013	November 30, 2012	May 31, 2013
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$224,172	$261,940	$343,554
Trade accounts receivable	802,453	757,123	816,421
Allowance for doubtful accounts	(30,024)	(29,226)	(28,904)

Net trade accounts receivable	772,429	727,897	787,517
Inventories	597,660	545,678	548,680
Deferred income taxes	38,146	21,041	36,565
Prepaid expenses and other current assets	181,220	160,070	169,956

Total current assets	1,813,627	1,716,626	1,886,272

Property, Plant and Equipment, at Cost	1,144,947	1,138,474	1,128,123
Allowance for depreciation and amortization	(645,594)	(663,784)	(635,760)

Property, plant and equipment, net	499,353	474,690	492,363

Other Assets
Goodwill	1,125,460	1,120,437	1,113,831
Other intangible assets, net of amortization	461,555	478,212	459,613
Other	170,526	175,605	163,447

Total other assets	1,757,541	1,774,254	1,736,891

Total Assets	$4,070,521	$3,965,570	$4,115,526

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$370,993	$316,105	$478,185
Current portion of long-term debt	4,835	2,068	4,521
Accrued compensation and benefits	127,150	118,396	154,844
Accrued loss reserves	22,120	33,667	27,591
Other accrued liabilities	208,983	192,360	262,889

Total current liabilities	734,081	662,596	928,030

Long-Term Liabilities
Long-term debt, less current maturities	1,365,115	1,413,101	1,369,176
Other long-term liabilities	436,335	445,551	417,160
Deferred income taxes	41,130	51,780	46,227

Total long-term liabilities	1,842,580	1,910,432	1,832,563

Total liabilities	2,576,661	2,573,028	2,760,593

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,174; 132,347; 132,596)	1,332	1,323	1,326
Paid-in capital	776,363	753,693	763,505
Treasury stock, at cost	(80,370)	(70,574)	(72,494)
Accumulated other comprehensive (loss)	(147,740)	(145,835)	(159,253)
Retained earnings	772,637	704,345	667,774

Total RPM International Inc. stockholders’ equity	1,322,222	1,242,952	1,200,858
Noncontrolling interest	171,638	149,590	154,075

Total equity	1,493,860	1,392,542	1,354,933

Total Liabilities and Stockholders’ Equity	$4,070,521	$3,965,570	$4,115,526

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,
	2013	2012
Cash Flows From Operating Activities:
Net income	$175,303	$83,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,128	27,644
Amortization	15,776	14,565
Impairment loss on investment in Kemrock		51,092
Deferred income taxes	(8,500)	3,973
Stock-based compensation expense	9,622	8,135
Other	(1,229)	(9,655)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	21,971	63,687
(Increase) in inventory	(44,020)	(25,936)
(Increase) decrease in prepaid expenses and other current and long-term assets	(750)	19,990
(Decrease) in accounts payable	(111,598)	(95,485)
(Decrease) in accrued compensation and benefits	(28,152)	(46,190)
(Decrease) increase in accrued loss reserves	(5,488)	3,984
(Decrease) in contingent payment	(61,894)
Increase in other accrued liabilities	38,304	46,440
Other	(6,641)	(18,577)

Cash Provided By Operating Activities	21,832	127,621

Cash Flows From Investing Activities:
Capital expenditures	(34,603)	(30,849)
Acquisition of businesses, net of cash acquired	(20,827)	(396,785)
Purchase of marketable securities	(33,770)	(68,442)
Proceeds from sales of marketable securities	19,672	58,194
Other	1,546	4,103

Cash (Used For) Investing Activities	(67,982)	(433,779)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	2,776	334,247
Reductions of long-term and short-term debt	(6,071)	(41,269)
Cash dividends	(61,796)	(58,054)
Repurchase of stock	(7,877)	(1,094)
Other	(1,330)	5,650

Cash (Used For) Provided By Financing Activities	(74,298)	239,480

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,066	12,650

Net Change in Cash and Cash Equivalents	(119,382)	(54,028)
Cash and Cash Equivalents at Beginning of Period	343,554	315,968

Cash and Cash Equivalents at End of Period	$224,172	$261,940